EXHIBIT 21

HERMAN MILLER, INC., SUBSIDIARIES

The company's principal subsidiaries are as follows.

Name	Ownership	Jurisdiction of Incorporation
Colebrook Bosson Saunders, Inc.	100% Company	Michigan
Colebrook Bosson Saunders, Ltd.	100% Company	England, U.K.
Colebrook Bosson Saunders, Pty. Ltd.	100% Company	Austrailia
Convia, Inc.	100% Company	Delaware
Coro Acquisition Corporation-California	100% Company	California
Geiger International, Inc.	100% Company	Delaware
Herman Miller Accessories, LLC	100% Company	Michigan
Herman Miller Asia (PTE.) Ltd.	100% Company	Singapore
Herman Miller (Australia) Pty., Ltd.	100% Company	Australia
Herman Miller Canada	100% Company	Canada
Herman Miller Furniture (India) Pvt. Ltd.	100% Company	India
Herman Miller Global Customer Solutions, Inc.	100% Company	Michigan
Herman Miller Global Customer Solutions (Hong Kong), Inc.	100% Company	Hong Kong
Herman Miller Japan, Ltd.	100% Company	Japan
Herman Miller, Ltd.	100% Company	England, U.K.
Herman Miller Mexico S.A. de C.V.	100% Company	Mexico
Herman Miller (Ningbo) Furniture Co. Ltd.	100% Company	China
Herman Miller OP Spectrum Holdings Inc.	100% Company	Michigan
Integrated Metal Technologies, Inc.	100% Company	Michigan
Maharam Fabric Corporation	100% Company	New York
Meridian, Inc.	100% Company	Michigan
Milsure Insurance, Ltd.	100% Company	Barbados
Nemschoff Chairs, Inc.	100% Company	Wisconsin
Sun Hing POSH Holdings Limited	100% Company	Hong Kong